Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FOURTH QUARTER AND

FULL YEAR 2014 OPERATING AND FINANCIAL RESULTS

—   Net Product Sales Exceeded $2B in Q4:14; Increased 19% Y/Y

—   2015 Guidance and 2020 Financial Targets Provided

—   U.S. and EU Decisions on REVLIMID® NDMM Expected in Q1

SUMMIT, NJ — (January 29, 2015) — Celgene Corporation (NASDAQ: CELG) reported operating results for the fourth quarter and full year of 2014.  For the fourth quarter of 2014, net product sales were $2,055 million compared to $1,725 million from the same period in 2013, an increase of 19 percent.  Fourth quarter total revenue increased 19 percent to $2,085 million compared to $1,756 million in the fourth quarter of 2013.  Adjusted net income for the fourth quarter of 2014 increased 29 percent to $840 million compared to $649 million in the fourth quarter of 2013.  For the same period, adjusted diluted earnings per share (EPS) increased 33 percent to $1.01 from $0.76, on a stock split-adjusted basis.

Net product sales for the full year of 2014 were $7,564 million compared to $6,362 million for the full year of 2013.  Total revenue for the full year of 2014 was $7,670 million compared to $6,494 million for the previous year, an increase of 18 percent.  Adjusted net income increased 21 percent to $3,099 million compared to the prior year.  Adjusted diluted EPS increased 24 percent to $3.71 from $2.98 for the full year of 2013, on a stock split-adjusted basis.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $614 million and diluted EPS of $0.74 for the fourth quarter of 2014.  For the fourth quarter of 2013, GAAP net income was $214 million and diluted EPS was $0.25, on a stock split-adjusted basis.  Full year GAAP net income for 2014 was $2,000 million and diluted EPS was $2.39.  Full year GAAP net income for 2013 was $1,450 million and diluted EPS was $1.68, on a stock split-adjusted basis.

“2014 was an outstanding year for Celgene with strong operating and financial results,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “Our significant operating momentum along with a number of key milestones provide great opportunity for 2015 and beyond.”

Fourth Quarter and Full Year 2014 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2014 compared to the fourth quarter and full year of 2013.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, in-process research and development (IPR&D) impairments, upfront collaboration payments and settlement of contingent obligations.  Adjusted diluted EPS, GAAP EPS and share counts for all periods have been adjusted to reflect the two-for-one stock split effected in June 2014.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                                          REVLIMID® sales for the fourth quarter increased 16 percent to $1,322 million and were driven by increased market share and duration of therapy.  Fourth quarter U.S. sales of $797 million and international sales of $525 million increased 20 percent and 11 percent, respectively.  Full year REVLIMID® sales were $4,980 million, an increase of 16 percent.

•                                          ABRAXANE® sales for the fourth quarter were $236 million, an increase of 17 percent.  U.S. sales were $172 million and international sales were $64 million, an increase of 8 percent and 50 percent, respectively.  Sales of ABRAXANE® in the U.S. were positively impacted from increased use in non-small cell lung cancer (NSCLC) and pancreatic cancer.  Volume in Europe increased from the launch in pancreatic cancer.  Full year ABRAXANE® sales were $848 million, an increase of 31 percent.

•                                          POMALYST®/IMNOVID® sales for the fourth quarter were $202 million.  U.S. sales were $132 million and international sales were $70 million.  Full year POMALYST®/IMNOVID® sales were $680 million.  Sales were driven by increased market share and duration gains.  2014 was the first full year of sales after 2013 approvals in the U.S. and Europe.

•                                          VIDAZA® fourth quarter sales were $154 million, an 8 percent decrease year-over year.  U.S. sales decreased 67 percent to $9 million impacted by the introduction of generic azacitidine in September 2013.  International sales increased 3 percent to $145 million.  Full year VIDAZA® sales were $612 million, a decrease of 24 percent.

•                                          OTEZLA® sales in the fourth quarter were $47 million.  Full year OTEZLA® sales were $70 million.  New and total prescriptions continue to grow for the psoriatic arthritis indication and have significantly accelerated in the fourth quarter of 2014 following the U.S. approval for psoriasis.

•                                          In the fourth quarter, all other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $93 million compared to $98 million in the fourth quarter of 2013.  Full year sales for these products were $374 million.

Research and Development (R&D)

Adjusted R&D expenses were $478 million for the fourth quarter of 2014 compared to $460 million for the fourth quarter of 2013.  The fourth quarter of 2014 included $21 million in expenses for collaboration-related payments to partners and also reflected increased clinical trial activity for pipeline programs.  In the fourth quarter of 2013 adjusted R&D expenses included $52 million in expenses for collaboration-related payments to partners.

For the full year of 2014, adjusted R&D expenses were $1,651 million compared to $1,506 million for the full year of 2013.  Adjusted R&D expenses included expenses related to advancing clinical trials and expenses for collaboration-related payments to partners.

On a GAAP basis, R&D expenses were $585 million for the fourth quarter of 2014 versus $731 million for the same period in 2013.  The year-over-year decrease in R&D expenses on a GAAP basis was primarily due to decreased upfront payments for collaboration arrangements.  Full year of 2014 R&D expenses were $2,431 million for 2014 compared to $2,226 million for 2013.  The increase in R&D expenses on a GAAP basis was primarily due to increased clinical trial activity and an IPR&D impairment charge, partially offset by lower upfront payments for collaboration arrangements.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $479 million for the fourth quarter of 2014 compared to $400 million for the fourth quarter of 2013.  For the full year of 2014, adjusted SG&A was $1,778 million versus $1,522 million in 2013.  The increase was primarily due to launch expenses related to OTEZLA® in the U.S. and Europe, the ongoing launch of ABRAXANE® for pancreatic cancer in Europe and geographic expansion of the Company’s product portfolio.

On a GAAP basis, SG&A expenses were $544 million for the fourth quarter of 2014 compared to $449 million for the same period in 2013.  Full year SG&A expenses were $2,028 million for 2014 compared to $1,685 million for 2013.  The increase in SG&A expenses on a GAAP basis also included increased share-based compensation expense and the settlement of a contingent obligation.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $2,806 million for 2014, an increase of 26 percent compared to 2013.  For the full year of 2014, Celgene purchased approximately $2,929 million of shares.  As of December 31, 2014, the Company had $3,140 million remaining under the existing share repurchase program.  The Company ended the year with $7,547 million in cash and marketable securities and approximately 800 million actual shares outstanding and 835 million fully diluted shares.

Product and Pipeline Updates

Hematology

REVLIMID®: In December, the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion for continuous treatment with REVLIMID® in adult patients with previously untreated multiple myeloma who are not eligible for stem cell transplantation.  A submission for REVLIMID® for newly diagnosed multiple myeloma (NDMM) to the U.S. Food and Drug Administration (FDA) is currently under review.  The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of February 22, 2015.  A submission for REVLIMID® for NDMM is under review with Japan’s Ministry of Health, Labor and Welfare and a decision on approval is expected in 2015.

At the 2014 American Society of Hematology (ASH) meeting, data were presented from a phase III trial (MDS-005) of REVLIMID® compared with placebo in patients with red-blood cell transfusion dependent low-risk myelodysplastic syndromes who were unresponsive or refractory to erythropoietin stimulating agents and did not have a deletion 5q cytogenic abnormality.  A submission to the FDA is planned in 2015.  The Company is engaged in discussions with regulatory authorities in other geographies to discuss possible additional regulatory submissions.

At ASH, data were presented from a phase II randomized trial (MCL-002 SPRINT) comparing REVLIMID® with investigators’ choice of therapy in patients with relapsed and/or refractory mantle cell lymphoma and from a phase II trial (DLC-001) of REVLIMID® compared with investigators’ choice of therapy in patients with relapsed and/or refractory diffuse large b-cell lymphoma (DLBCL).  The Company will initiate enrollment in the phase III ROBUSTTM trial comparing REVLIMID® in combination with R-CHOP to placebo plus R-CHOP in newly diagnosed DLBCL in the first quarter of 2015.

Also at the ASH meeting, data from two sub-group analyses from the phase III AML-001 trial with VIDAZA® compared with conventional care regimens in elderly subjects with newly diagnosed acute myeloid leukemia (AML) were presented.  In December, a submission was made to the EMA for approval of VIDAZA® in elderly AML.  An opinion from the EMA’s CHMP is expected by year-end 2015.

Oncology

In January, the EMA’s CHMP adopted a positive opinion for ABRAXANE® in combination with carboplatin for the first-line treatment of NSCLC in adult patients who are not candidates for potentially curative surgery and/or radiation therapy.  A decision is expected from the European Commission (EC) by the end of the first quarter of 2015.

At the December 2014 San Antonio Breast Cancer Symposium, the German Breast Group presented results of the GeparSepto study which compared ABRAXANE® to solvent-based paclitaxel in patients with neoadjuvant breast cancer.  The Company is evaluating the data from the trial for possible future regulatory submissions.

In December, ABRAXANE® was approved by Japan’s Ministry of Health, Labor and Welfare for use in unresectable pancreatic cancer.  ABRAXANE® had previously been approved in Japan for use in metastatic gastric cancer, breast cancer and NSCLC.

Inflammation & Immunology

OTEZLA®: In January, the EC granted marketing authorization for OTEZLA® for two indications.  One is for the treatment of moderate-to-severe chronic plaque psoriasis in adult patients who failed to respond to or who have a contraindication to, or are intolerant to other systemic therapy including cyclosporine, methotrexate or psoralen and ultraviolet-A light (PUVA).  The second indication is for OTEZLA® alone or in combination with Disease Modifying Antirheumatic Drugs (DMARDs), for the treatment of active psoriatic arthritis in adult patients who have had an inadequate response or who have been intolerant to a prior DMARD therapy.  Additional regulatory decisions for OTEZLA® in other geographies are expected in 2015.

In December, the phase III RELIEFTM trial (BCT-002) comparing OTEZLA® to placebo in patients with active Behçet’s disease began enrollment.  Additionally, a phase II trial for OTEZLA® in ulcerative colitis was initiated in the fourth quarter of 2014.

At the October 2014 European Academy of Dermatology and Venereology (EADV) Congress, data on the long-term (52-week) efficacy and safety from the phase III ESTEEM 2 trial of OTEZLA® in moderate-to-severe plaque psoriasis were presented.  Also at the EADV Congress, data on health-related quality of life endpoints and difficult to treat areas of moderate-to-severe plaque psoriasis from the phase III ESTEEM clinical program were presented.

At the 2014 American College of Rheumatology (ACR)/Association of Rheumatology Health Professionals (ARHP) annual meeting, long-term (104-week) efficacy and safety data from the phase III PALACE clinical program were presented.

GED-0301 (mongersen): At the October 2014 United European Gastroenterology Week in Vienna, Austria, data from a phase II trial of GED-0301 in patients with active Crohn’s disease were presented.  A multi-trial clinical program designed to support global registrations of GED-0301 is underway.

Sotatercept: At the American Society of Nephrology Kidney Week 2014, interim results from an ongoing phase II study of sotatercept in patients with end stage renal disease were presented.  Celgene and Acceleron are jointly developing sotatercept as part of a global collaboration.

2015 Expected Operating Milestones

Hematology/Oncology

•                  FDA decision on REVLIMID® for newly diagnosed multiple myeloma (NDMM)

•                  EC decision on REVLIMID® for elderly non-transplant eligible NDMM

•                  Decision in Japan on REVLIMID® for NDMM

•                  Submission of REVLIMID® for non-deletion 5q myelodysplastic syndrome (MDS) in the U.S.

•                  Discuss submission of REVLIMID® for non-deletion 5q MDS with regulatory authorities in additional geographies

•                  Initiate a phase III trial with REVLIMID® maintenance in patients with NDMM who are post stem cell transplant and are minimal residual disease (MRD) positive

•                  Data from the FLASH (Follicular Lymphoma Analysis of Surrogacy Hypothesis) Group meta-analysis of durable complete response as a surrogate for progression-free survival in follicular lymphoma to be presented at a medical congress

•                  Initiate enrollment in the phase III ROBUSTTM trial with REVLIMID® in newly diagnosed DLBCL

•                  Complete enrollment in the phase III CONTINUUM® trial of REVLIMID® as maintenance in second-line chronic lymphocytic leukemia (CLL)

•                  Continue geographic expansion of REVLIMID® in RRMM, notably in Russia, Mexico and Brazil

•                  Decision on POMALYST® in Japan for relapsed and/or refractory multiple myeloma

•                  Opinion from the EMA’s CHMP on VIDAZA® for elderly acute myeloid leukemia (AML)

•                  Advance the phase I/II trials with CC-122 as monotherapy and combination therapy in DLBCL and CLL

•                  Advance the programs with sotatercept and/or luspatercept in beta-thalassemia and MDS

•                  Initiate pivotal program with AG-221 in patients with IDH-2 mutated AML

•                  EC decision on ABRAXANE® in non-small cell lung cancer

I&I

•                  Expand OTEZLA®  commercialization in key geographies

•                  Complete enrollment in the phase II trial of OTEZLA® for atopic dermatitis

•                  Publish results of phase II trial of GED-0301 in Crohn’s disease in a major medical journal

•                  Complete enrollment of the registration-enabling endoscopy trial for GED-0301 in Crohn’s disease

•                  Initiate enrollment in two 52-week phase III trials of GED-0301 in Crohn’s disease

•                  Initiate clinical program in ulcerative colitis for GED-0301

•                  Complete enrollment in the phase IIb trial with sotatercept in end-stage renal disease patients with anemia

•                  Complete enrollment in the phase II trial with CC-220 in patients with systemic lupus erythematosus

2015 Guidance

•                  Total net product sales are expected to be $9,000 million to $9,500 million, an increase of 22.3 percent year-over-year based on the mid-point of the range and includes a negative impact from foreign exchange approaching $100 million

•                  REVLIMID® net sales are expected to be in the range of $5,600 million to $5,700 million, an increase of 13.5 percent year-over-year based on the mid-point of the range

•                  ABRAXANE® net sales are expected to be in the range of $1,000 million to $1,250 million, an increase of 32.6 percent year-over-year based on the mid-point of the range

•                  Adjusted operating margin is expected to be approximately 52 percent after investments across the entire organization, a 140 basis points improvement over 2014.  GAAP operating margin is expected to be approximately 41.7 percent

•                  Adjusted diluted EPS is expected to be in the range of $4.60 to $4.75, an increase of approximately 26.0 percent year-over-year based on the mid-point of the range.  GAAP diluted EPS is expected to be in the range of $3.68 to $3.92

Please see the attached Reconciliation of Full Year 2015 Projected GAAP to Adjusted Net Income for further information.

2017 and 2020 Long-term Financial Targets

At the 33rd Annual J.P. Morgan Healthcare Conference in January, the Company reaffirmed 2017 financial targets and provided new 2020 financial targets.

•                  2017 financial targets:

•                  Net product sales target of $13,000 million to $14,000 million

•                  2017 net product sales expected to be:

•                  REVLIMID®: $7,000 million

•                  POMALYST®/IMNOVID®: $1,500 million

•                  ABRAXANE®: $1,500 million to $2,000 million

•                  OTEZLA®: $1,500 million to $2,000 million

•                  Adjusted diluted EPS is expected to be approximately $7.50

•                  Fully diluted share count is expected to be approximately 830 million

•                  2020 financial targets:

•                  2020 net product sales expected to exceed $20,000 million

•                  Hematology franchise expected to exceed $14,800 million

•                  Oncology franchise expected to exceed $2,200 million

•                  I&I franchise expected to exceed $3,000 million

•                  Adjusted diluted EPS is expected to exceed $12.50

•                  Fully diluted share count is expected to be approximately 830 million

Q4 and Full year 2014 Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and full year 2014 operating and financial performance on January 29, 2015, at 9 a.m. ET. The conference call will be available by webcast on the Investor Relations webpage at www.celgene.com.  An audio replay of the call will be available from noon ET January 29, 2015, until midnight ET February 5, 2015.  To access the replay, in the U.S. dial (855) 859-2056; outside the U.S. dial (404) 537-3406; and enter conference ID number 61454428.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.  For more information, please visit www.celgene.com.  Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and twelve-month periods ended December 31, 2014 and for the projected amounts for the year ending December 31, 2015.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net product sales	$2,054.9	$1,724.9	$7,563.8	$6,362.3
Other revenue	30.6	31.0	106.6	131.6
Total revenue	2,085.5	1,755.9	7,670.4	6,493.9

Cost of goods sold (excluding amortization of acquired intangible assets)	103.2	92.8	385.9	340.4
Research and development	584.9	731.2	2,430.6	2,226.2
Selling, general and administrative	544.4	448.7	2,027.9	1,684.5
Amortization of acquired intangible assets	63.6	65.7	258.3	262.8
Acquisition related charges, net	37.7	91.7	48.7	171.1
Total costs and expenses	1,333.8	1,430.1	5,151.4	4,685.0

Operating income	751.7	325.8	2,519.0	1,808.9

Interest and investment income, net	7.6	7.4	28.2	22.0
Interest (expense)	(51.7)	(30.1)	(176.1)	(91.6)
Other income (expense), net	3.2	(85.9)	(43.7)	(73.9)

Income before income taxes	710.8	217.2	2,327.4	1,665.4

Income tax provision	96.9	2.8	327.5	215.5

Net income	$613.9	$214.4	$1,999.9	$1,449.9

Net income per common share:(1)
Basic	$0.77	$0.26	$2.49	$1.75
Diluted	$0.74	$0.25	$2.39	$1.68

Weighted average shares:(1)
Basic	800.2	822.4	802.7	827.7
Diluted	834.6	857.2	836.0	860.6

	December 31,	December 31,
	2014	2013
Balance sheet items:
Cash, cash equivalents & marketable securities	$7,546.7	$5,687.0
Total assets	17,340.1	13,378.2
Short-term borrowings	605.9	544.8
Long-term debt	6,265.7	4,196.5
Total stockholders’ equity	6,524.8	5,589.9

(1)         Following stockholder approval, the Company amended its certificate of incorporation on June 18, 2014, to increase the number of authorized shares of common stock from 575.0 million to 1.150 billion and effect a two-for-one stock split of its outstanding common stock. Accordingly, all share and per share amounts presented herein reflect the impact of the stock split.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2014	2013	2014	2013

Net income - GAAP		$613.9	$214.4	$1,999.9	$1,449.9

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7.4	5.9	26.2	18.5

Research and development:
Share-based compensation expense	(1)	55.3	44.2	196.5	144.7
Upfront collaboration expense	(2)	52.0	227.0	453.6	575.8
IPR&D impairment	(3)	—	—	129.2	—

Selling, general and administrative:
Share-based compensation expense	(1)	65.7	48.3	224.9	162.6
Settlement of contingent obligation	(4)	—	—	25.0	—

Amortization of acquired intangible assets	(5)	63.6	65.7	258.3	262.8

Acquisition related charges, net:
Change in fair value of contingent consideration	(6)	37.7	91.7	48.7	171.1

Other income (expense), net
Non-operating asset impairment	(7)	—	80.0	—	80.0

Net income tax adjustments	(8)	(55.4)	(128.2)	(263.7)	(302.3)
Net income — Adjusted		$840.2	$649.0	$3,098.6	$2,563.1

Net income per common share — Adjusted
Basic		$1.05	$0.79	$3.86	$3.10
Diluted		$1.01	$0.76	$3.71	$2.98

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)                   Exclude share-based compensation expense totaling $128.4 for the three-month period ended December 31, 2014 and $98.4 for the three-month period ended December 31, 2013.  Exclude share-based compensation expense totaling $447.6 for the twelve-month period ended December 31, 2014 and $325.8 for the twelve-month period ended December 31, 2013.

(2)                   Exclude upfront payment expense for research and development collaboration arrangements.

(3)                   Exclude in-process research and development (IPR&D) impairment recorded as a result of changes in estimated probability-weighted cash flows related to CC-292.

(4)                   Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(5)                   Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(6)                   Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.

(7)                   Exclude impairment of royalty receivable asset that was received in April 2011 as partial consideration in the sale of the non-core assets obtained by Celgene in the acquisition of Abraxis.

(8)                   Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2015 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$3,056.7	$3,256.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		36.5	34.0

Research and development:
Share-based compensation expense		268.9	255.4

Selling, general and administrative:
Share-based compensation expense		304.0	292.1

Amortization of acquired intangible assets		254.6	254.6

Acquisition related charges, net:
Change in fair value of contingent consideration		125.3	100.1

Net income tax adjustments		(228.0)	(250.4)

Projected net income - Adjusted		$3,818.0	$3,942.5

Projected net income per diluted common share - GAAP		$3.68	$3.92

Projected net income per diluted common share - Adjusted		$4.60	$4.75

Projected weighted average diluted shares		830.0	830.0

(1)         Our projected 2015 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended December 31,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$797.5	$663.4	20.2%	20.2%	0.0%
International	525.0	472.8	11.0%	14.6%	(3.6)%
Worldwide	1,322.5	1,136.2	16.4%	17.9%	(1.5)%

ABRAXANE®
U.S.	171.5	159.0	7.9%	7.9%	0.0%
International	64.4	42.8	50.5%	52.2%	(1.7)%
Worldwide	235.9	201.8	16.9%	17.3%	(0.4)%

POMALYST®/IMNOVID®(3)
U.S.	131.8	89.5	47.3%	47.3%	0.0%
International	70.3	31.7	121.8%	124.0%	(2.2)%
Worldwide	202.1	121.2	66.7%	67.3%	(0.6)%

VIDAZA®
U.S.	8.8	26.9	(67.3)%	(67.3)%	0.0%
International	144.9	140.6	3.1%	7.0%	(3.9)%
Worldwide	153.7	167.5	(8.2)%	(5.0)%	(3.2)%

azacitidine for injection
U.S.	15.5	23.3	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	15.5	23.3	N/A	N/A	N/A

THALOMID®
U.S.	40.7	42.4	(4.0)%	(4.0)%	0.0%
International	16.3	18.5	(11.9)%	(7.5)%	(4.4)%
Worldwide	57.0	60.9	(6.4)%	(5.1)%	(1.3)%

OTEZLA®(4)
U.S.	47.6	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	47.6	—	N/A	N/A	N/A

ISTODAX®
U.S.	15.9	12.8	24.2%	24.2%	0.0%
International	0.8	0.8	0.0%	2.0%	(2.0)%
Worldwide	16.7	13.6	22.8%	22.9%	(0.1)%

All Other
U.S.	3.2	—	N/A	N/A	N/A
International	0.7	0.4	N/A	N/A	N/A
Worldwide	3.9	0.4	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,232.5	1,017.3	21.2%	21.2%	0.0%
International	822.4	707.6	16.2%	19.7%	(3.5)%
Worldwide	$2,054.9	$1,724.9	19.1%	20.5%	(1.4)%

(1)         - Operational includes impact from both volume and price

(2)         - Currency includes the impact from both foreign exchange rates and hedging activities

(3)         - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

(4)         - OTEZLA® was approved in the U.S. for Psoriatic Arthritis on March 21, 2014 and approved in the U.S. for Psoriasis on September 23, 2014.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Twelve-Month Periods
	Ended December 31,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$2,915.7	$2,488.7	17.2%	17.2%	0.0%
International	2,064.3	1,791.6	15.2%	15.6%	(0.4)%
Worldwide	4,980.0	4,280.3	16.3%	16.4%	(0.1)%

ABRAXANE®
U.S.	624.5	504.7	23.7%	23.7%	0.0%
International	223.7	144.2	55.1%	55.1%	0.0%
Worldwide	848.2	648.9	30.7%	30.7%	0.0%

POMALYST®/IMNOVID®(3)
U.S.	443.0	246.0	80.1%	80.1%	0.0%
International	236.7	59.4	298.5%	302.7%	(4.2)%
Worldwide	679.7	305.4	122.6%	123.4%	(0.8)%

VIDAZA®
U.S.	42.8	275.5	(84.5)%	(84.5)%	0.0%
International	569.1	527.8	7.8%	8.4%	(0.6)%
Worldwide	611.9	803.3	(23.8)%	(23.4)%	(0.4)%

azacitidine for injection
U.S.	78.2	23.3	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	78.2	23.3	N/A	N/A	N/A

THALOMID®
U.S.	152.6	166.9	(8.6)%	(8.6)%	0.0%
International	68.6	77.6	(11.6)%	(11.1)%	(0.5)%
Worldwide	221.2	244.5	(9.5)%	(9.3)%	(0.2)%

OTEZLA®(4)
U.S.	69.8	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	69.8	—	N/A	N/A	N/A

ISTODAX®
U.S.	61.4	49.9	23.0%	23.0%	0.0%
International	4.2	4.1	2.4%	0.3%	2.1%
Worldwide	65.6	54.0	21.5%	21.3%	0.2%

All Other
U.S.	6.7	0.4	N/A	N/A	N/A
International	2.5	2.2	N/A	N/A	N/A
Worldwide	9.2	2.6	N/A	N/A	N/A

Total Net Product Sales
U.S.	4,394.7	3,755.4	17.0%	17.0%	0.0%
International	3,169.1	2,606.9	21.6%	22.1%	(0.5)%
Worldwide	$7,563.8	$6,362.3	18.9%	19.1%	(0.2)%

(1)         - Operational includes impact from both volume and price

(2)         - Currency includes the impact from both foreign exchange rates and hedging activities

(3)         - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

(4)         - OTEZLA® was approved in the U.S. for Psoriatic Arthritis on March 21, 2014 and approved in the U.S. for Psoriasis on September 23, 2014.